 Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the following Registration Statements:

1. Registration Statements (Forms S-8 No. 333-166220, 333-189621, 333-206173, 333-221827, and 333-225552) pertaining to the Amended and Restated 2013 Stock Incentive Plan, 2010 Employee Stock Purchase Plan, and 2018 Equity Incentive Plan of Sangamo Therapeutics, Inc., and

2. Registration Statements (Forms S-3 No. 333-218294 and 333-224418) and related prospectuses of Sangamo Therapeutics, Inc.;

of our report dated December 7, 2018, with respect to the audited financial statements of TxCell S.A. included in this Current Report on Form 8-K/A of Sangamo Therapeutics, Inc. dated January 4, 2019.

/s/ ERNST & YOUNG Audit

Paris-La Défense

January 3, 2019